Exhibit 16.1

KPMG LLP
Suite 1400
2323 Ross Avenue
Dallas, TX 75201-2721

April 9, 2018

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for USA Compression Partners, LP (the Partnership) and, under the date of February 12, 2018, we reported on the consolidated financial statements of USA Compression Partners, LP as of December 31, 2017 and 2016 and for each of the years in the three year period ended December 31, 2017. On April 5, 2018, we were dismissed. We have read the Partnership’s statements included under Item 4.01 of its Form 8-K dated April 6, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with the Partnership’s stated reason for changing principal accountants and we are not in a position to agree or disagree with the Partnership’s statement that Grant Thornton was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Partnership’s consolidated financial statements.

Very truly yours,